Exhibit 99.1

        Robocom Systems International Inc. Reports Financial Results for
                  4th Quarter and the Year ending May 31, 2004

MASSAPEQUA, NY, August 23, 2004 - Robocom Systems International Inc. (OTCBB:
RIMS) announced its results for the fourth quarter and the fiscal year ended May 31, 2004.

For the fourth fiscal quarter of 2004, Robocom reported an increase of 14% in revenues, to $887,460, from $777,349 in the year ago quarter. For the three months ended May 31, 2004, software license fees, services and maintenance revenues all showed increases. Cost of sales, software amortization and selling, general and administrative expenses all increased for the quarter. This resulted in an operating income of $127,249, or $0.03 per fully diluted share, as compared to $289,598, or $.06 per fully diluted share, in the year-ago quarter.

For the year ended May 31, 2004, net income decreased 13% to $421,814 or $.09 per fully diluted share, as compared to $485,590 or $0.11 per fully diluted share in the prior period. Software license revenues increased by approximately 137% to $546,141 for the year ended May 31, 2004, as compared to $230,127 for the year ended May 31, 2003. Revenue from services decreased by approximately 7% and hardware sales decreased by approximately 88%. Maintenance revenue increased by approximately 3%, as compared to the prior period. Software amortization declined by 1% and selling, general and administrative expenses decreased by 6%. This resulted in operating income of $438,590, or $0.09 per fully diluted share, as compared to $517,271, or $0.11 per fully diluted share, in the year-ago period.

During the period, the Company operated on a positive cash flow basis and, excluding non-cash expenses, reported a net profit of $1,188,547 or $0.26 per fully diluted share, compared to a $1,259,596 or $0.28 per fully diluted share in the year-ago period. "I am very pleased with our year end results, showing an increase in revenue over 2003's fourth quarter and our continued profitable operations," said Irwin Balaban, President and CEO.

"Robocom recorded a significant increase in license revenues for the year ending May 31, 2004 and continued to record net income. This confirms our focus on sales execution and cost control," said Mr. Balaban. "Although we are still experiencing the effects of economic uncertainties, we feel our state-of-the-art software solution, RIMS(TM) Version 5.0 with its enhanced features including Third Party Billing (Activity Based Costing), support for Global Trade Item Numbers (GTIN) and Radio Frequency Identification (RFID) support provides us with a basis for continued growth and success."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                 Quarter Ended          Year Ended
                                                    May 31,               May 31,
                                                2004       2003       2004       2003
                                                ----       ----       ----       ----
Revenues                                      $   887    $   777    $ 3,354    $ 3,729
Cost of revenues                                  363        220      1,506      1,754
                                              ----------------------------------------
Gross margin before amortization                  524        557      1,848      1,975
Software amortization                             186         86        766        774
                                              ----------------------------------------
Gross margin                                      338        471      1,082      1,201
Selling, general & administrative expenses        211        181        643        683
                                              ----------------------------------------
Operating income                                  127        290        439        518
Interest expense                                    3          6         17         32
                                              ----------------------------------------
Income before income taxes                        124        284        422        486
Income taxes                                       --         --         --         --
                                              ----------------------------------------
Net income                                    $   124    $   284    $   422    $   486
                                              ========================================
Net income per share
         (basic and diluted)                  $  0.03    $  0.06    $  0.09    $  0.11
Weighted average shares outstanding:
         Basic                                  4,496      4,496      4,496      4,496
                                              ========================================
         Diluted                                4,577      4,496      4,577      4,496
                                              ========================================

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Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
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